Rydex Variable Trust

Dear Insurance Product Owner and Shareholder:

Enclosed are proxy materials that discuss important matters relating to the Rydex | SGI family of funds (the “Funds”).  The proxy materials relate to a Special Joint Meeting of Shareholders (the “Meeting”) of each of the Funds, which are listed in the enclosed proxy materials.  The Meeting was initially scheduled for April 23, 2010, but will be adjourned until May 21, 2010 (the “Adjourned Meeting”).  As a result, all references in the proxy materials to the April 23, 2010 Meeting should now relate to the May 21, 2010 Adjourned Meeting.

The Funds are available as investment options under variable annuity contracts and variable life insurance policies (“insurance products”).  If you are an insurance product owner or shareholder of record of any of the Funds as of the close of business on February 24, 2010, you are entitled to vote at the Adjourned Meeting and any further adjournments, even if you no longer own an insurance product or Fund shares.

Your vote is extremely important.  Shareholder meetings of the Funds do not generally occur with great frequency, so we ask that you take the time to carefully consider and vote on these important proposals.  Please read the enclosed information carefully before voting. If you have questions, please call The Altman Group at 1-877-864-5058.

We appreciate your participation and prompt response in this matter and thank you for your continued support.

PROMPT EXECUTION AND RETURN OF THE ENCLOSED PROXY CARD IS REQUESTED. A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE, ALONG WITH INSTRUCTIONS ON HOW TO VOTE OVER THE INTERNET OR BY TELEPHONE SHOULD YOU PREFER TO VOTE BY ONE OF THOSE METHODS.